Exhibit 10.2
CONSULTANT AGREEMENT
     THIS CONSULTANT AGREEMENT (“Consultant Agreement”) is entered into by and between BELL MICROPRODUCTS INC., a California corporation, for itself and its subsidiaries (“Bell”), having its principal place of business at 1941 Ringwood Avenue, San José, California 95131-1721 and JAMES E. ILLSON (“Consultant”) (collectively, the “Parties”) and is made effective as of May 12, 2008 (“Effective Date”). The Parties agree as follows:
1. Performance of Services
1.1	Consultant shall diligently perform the Services in full compliance with the highest standards of practice in the industry. Consultant shall comply with all applicable laws and safety rules of Bell in the course of performing the Services hereunder.

1.2	For purposes of this Consultant Agreement, “Services” shall be those projects assigned by Bell’s Chief Executive Officer. Consultant will be expected to devote, on average, twenty (20) hours per week towards the completion of the Services. The parties acknowledge that twenty (20) hours per week is an average, and that some weeks will require time in excess of twenty (20) hours per week, and that in some weeks less than twenty (20) hours per week will be required of Consultant.

1.3	Consultant shall commence the performance of the Services as of August 20, 2008 (the “Start Date”) and complete performance of the Services on May 19, 2009 (the “Completion Date”).
2. Reporting Requirements
2.1	Consultant shall report to the Chief Executive Officer of Bell regarding the progress of the Services performed hereunder.

2.2	Bell, and any of its duly authorized representatives, shall, until the expiration of one (1) year after final payment under this Consultant Agreement, have access to and the right to examine any books, documents, papers and records of Consultant involving transactions directly related to this Consultant Agreement.
3. Compensation
3.1	Consultant shall keep accurate records of time expended in performing the Services which shall at all times be available for inspection and copying by Bell at any time during normal business hours upon reasonable prior notice. From August 20, 2008, through May 19, 2009, Consultant shall be paid on a semimonthly basis at the rate of $19,375.00 per month.

3.2	Beginning January 1, 2009, Consultant shall be solely liable for any federal, state, or local withholding, or other payroll taxes relating to performance of the Services under this Consultant Agreement.

3.3	Consultant acknowledges and agrees that the compensation paid hereunder includes payment for any inventions and/or creations of the Consultant which are invented or created in direct connection with the performance of the Services under this Consultant Agreement.

3.4	Bell shall reimburse Consultant for any reasonable out-of-pocket expenses incurred in the performance of the Services, including Consultant’s travel, lodging and meal expenses related to going and coming from his home to the Company’s and Affiliated Entities’ (as that term is used in the Separation Agreement executed concurrently) offices located here and abroad.
4. Status of Independent Contractor
4.1	Beginning August 20, 2008, Consultant will be an independent contractor and not an employee of Bell and, from and after that time, Consultant, and not Bell, shall have control over the method, manner, and means of Consultant’s performance of the Services, subject to the express provisions of this Consultant Agreement.

4.2	Beginning August 20, 2008, Consultant shall be solely responsible for the insurance coverage Consultant deems necessary to protect against any form of insurable risks. Consultant certifies and agrees that from that date and thereafter throughout the term of this Consultant Agreement, Consultant has and will maintain appropriate insurance coverage.

4.3	Consultant shall not be entitled to any benefits accruing to Bell employees. However, through May 19, 2009, should Consultant provide the Services and this Consultant Agreement not be terminated earlier, Consultant shall be classified as a “Service Provider” as defined in the Company’s 1998 Stock Plan for purposes of vesting stock options and restricted stock units. Bell shall not deduct from Consultant’s compensation nor in any manner pay for those expenses which are normally paid on behalf of Bell employees, including, but not limited to, worker’s compensation insurance and health insurance. Bell may but shall not be required to hire, supervise, or pay any assistants to support Consultant. Consultant agrees to indemnify and to hold Bell harmless for any and all claims, losses, liabilities, or costs (including attorneys’ fees) based upon any assertion that Consultant or any of his employees are employees of Bell.

4.4	Consultant acknowledges that Consultant has no authority to enter into any contract on behalf of Bell, and Consultant agrees not to enter into any such contract, or incur any liability, on behalf of Bell. From and after, August 19, 2008, nothing in this Agreement shall imply that Consultant is an agent, employee, or other representative of Bell, nor shall Consultant make any such representations.

5.	Confidentiality
5.1	“Confidential Information” means: (1) any Inventions; (2) information related to Bell’s business methods and practices; (3) compilations of data or information concerning Bell’s businesses; (4) the identities of Bell’s licensors, licensees, suppliers and customers and the nature of Bell’s relationships with these parties; (5) information related to the business of Bell’s suppliers, customers or other third parties doing business with Bell; (6) proprietary or trade secret information submitted by any third party to Bell for study, evaluation or any other use; and (7) any other information concerning Bell that is not generally known to the public (including information about Bell’s operations, personnel, products or services).

5.2	Consultant understands that this Consultant Agreement is the basis for a relationship of trust and confidence between Consultant and Bell with regard to Confidential Information. At all times during and after the term of this Consultant Agreement, Consultant agrees to keep in strictest confidence and trust all Confidential Information and to take all reasonable precautions to protect against its disclosure or misuse. Consultant will not use any Confidential Information other than for the sole benefit of Bell pursuant to the performance of Consultant’s duties hereunder, nor disclose any Confidential Information except to employees of Bell with a need to know. Consultant shall not, however, be required to treat as confidential any Confidential Information which: (i) is in the public domain by reason of prior publication not directly or indirectly resulting from any act or omission of Consultant or his employees or subcontractors, or (ii) was already properly known to Consultant (other than in connection with this Consultant Agreement or prior employment with Bell) without restriction on use or disclosure at the time of disclosure by Bell to Consultant.

5.3	Consultant agrees that all written and descriptive matter, including notes and drawings, however embodied or fixed, received or made by Consultant in connection with the Services or in connection with any Inventions as defined in Section 6.1 or Confidential Information belonging to Bell, shall be and are the sole and exclusive property of Bell. Consultant shall return all such materials to Bell upon request and in any event upon termination of this Consultant Agreement. Consultant further confirms that he will deliver at or immediately after the termination of this Consultant Agreement, all documents and data of any nature containing or pertaining to proprietary or confidential information and that he will not retain in his possession, custody, or control any such documents or data, or any reproduction thereof. To the extent Consultant has not already done so, he agrees, on or before the termination of this Consultant Agreement, to return to the Company all Company property, including, but not limited to, all electronic and hardcopy files and documents, and any other tangible or intangible Company property in the possession, custody, or control of Consultant, except that Consultant may keep the laptop computer currently in his possession, provided that on or immediately after the termination of this Consultant Agreement, Consultant has provided a copy of all Company data to Company residing on the laptop computer and thereafter permanently deletes all Company data from the laptop computer. Consultant shall not retain any copies or summaries of any kind of the documents, files, or materials which constitute Company property, whether obtained while Consultant was an employee of Company or otherwise.

5.4	Consultant will not disclose to Bell, use in connection with performance of the Services, or induce Bell to use any trade secret or other confidential information belonging to any third party without the prior written consent of such third party.
6. Inventions
6.1	“Inventions” means all discoveries, developments, designs, improvements, inventions, mask works, formulae, processes, techniques, algorithms, computer programs, strategies, specific technical know-how, and data, whether or not patentable or registrable under patent, copyright or similar statutes, that are generated, created, conceived, reduced to practice or learned (collectively “created”) by Consultant (or anyone acting on Consultant’s behalf), either alone or jointly with others, either (1) in direct connection with the performance of the Services, or (2) are created in whole or in part with the support of Bell employees or the use of Bell equipment, Bell supplies, Bell facilities or Confidential Information. Inventions include all deliverables or results of the Services and documentation related to the Services.
6.2	“Intellectual Property Rights” means all of the rights in patents, patent applications, industrial designs, copyrights, trademarks, and trade secrets relating to the Inventions.
6.3	During the term of this Agreement, Consultant will promptly and fully disclose all Inventions to Bell. Bell shall be the sole owner of all rights and title including, without limitation, all Inventions and all Intellectual Property Rights in any and all Inventions.
7. Term and Termination
7.1	This Consultant Agreement may be terminated by Consultant upon 14 days advance written notice.
7.2	If at any time after August 19, 2008, Consultant fails to perform the Services under this Consultant Agreement in a manner consistent with that which is reasonably expected of an executive of Bell in the opinion of its Chief Executive Officer, or Consultant is unable to reasonably dedicate the time to Bell as set forth in Section 1.2, Bell may give notice to the Consultant of such failure. Within five (5) days after receipt of such notice as defined in Section 9.7 hereof, Consultant must cure the specified failure to perform, or Bell may terminate this Consultant Agreement immediately upon written notice. The provisions of this Section 7.2 are the exclusive means for the Company to terminate this Consultant Agreement prior to the Completion Date.
7.3	If not sooner terminated under Sections 7.1 or 7.2, this Consultant Agreement shall terminate no later than May 19, 2009.
7.4	Consultant’s obligations under Articles 5 and 6 shall survive termination of this Consultant Agreement.

8. Conflicting Obligations
Consultant certifies that there are no outstanding agreements or obligations that are in conflict with the terms of this Consultant Agreement or that would preclude Consultant from complying with the provisions hereof. Consultant shall devote such time as is required under Section 1.2 hereof, however, at no time during the term of this Consultant Agreement shall Consultant perform or agree to perform services (whether as an employee, consultant, or otherwise) for any IT distribution company, without the prior written consent of Bell. Additionally, Consultant will not perform any services relating to competitive positioning or strategy for value added resellers which compete directly with the value added resellers owned by Bell, without the prior written consent of Bell.
9. General
9.1	Consultant acknowledges that the Services to be performed hereunder are personal to the Parties, hence no rights herein may be assigned or otherwise transferred without the express written consent of Bell.

9.2	This Consultant Agreement, together with the Separation Agreement concurrently executed by the Parties, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior, contemporaneous or subsequent statements, representations, agreements or understandings, whether oral or written, between the Parties with respect hereto. The terms of this Consultant Agreement may only be modified by a written instrument signed by Consultant and an authorized officer of the Company.

9.3	If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be construed as severed from this Agreement, and the remaining terms, clauses and provisions will remain in full force and effect.

9.4	No waiver by either party of any breach of any provision of this Consultant Agreement shall constitute a waiver of any other breach of that or any other provision of this Consultant Agreement.

9.5	In the course of performing the Services, Consultant agrees to comply with all applicable laws and regulations.

9.6	This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction. The Parties agree that the exclusive venue for the resolution of any disputes under this Agreement shall reside solely in the state and federal courts sitting in the County of Santa Clara.

9.7	All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

To the Company:	Bell Microproducts Inc. 1941 Ringwood Avenue San José, California 95131-1721 Attn: General Counsel

To Executive:	[ ]

with a copy to:	Mr. Martin J. Foley Sonnenschein Nath & Rosenthal LLP 601 S. Figueroa St., Ste. 2500 Los Angeles, California 90017-5704
IN WITNESS WHEREOF, the Parties have caused this Consultant Agreement to be signed by their duly authorized representatives as of the Effective Date.
BELL MICROPRODUCTS INC.

By: /s/ Richard J. Jacquet	By: /s/ James E. Illson

Name: Richard J. Jacquet	Name: James E. Illson

Title: Senior Vice President, Human Resources